Exhibit 10.79

March 28, 2025

Robert E. Mellor

Chairman of the Board

Monro, Inc.

295 Woodcliff Drive
Fairport, New York 14450
United States

Re:Agreement for Consulting Services

This letter, together with the attached Schedule(s) and General Terms and Conditions, which form part of and are incorporated by reference herein, sets forth the agreement (“Agreement”) between AlixPartners, LLP (“AlixPartners”) and Monro, Inc. (“Monro” or, the “Company”) for AlixPartners to provide consulting services to the Company.

The Company and AlixPartners are each a “Party,” as the context requires, and together the “Parties.”

Background

Based on our discussions to date, AlixPartners understands, Monro’s recent performance has declined due to declining customer traffic, product mix and competition trends. The Company seeks an operating income improvement program to address and turnaround these downturns and to improve Total Shareholder Return (TSR).

AlixPartners has been requested to perform a QuickStrike® diagnostic to evaulate the business challenges and provide path back to improving operating income and TSR.

Services

AlixPartners will perform a five-week QuickStrike® diagnostic that will focus on analyzing the commercial and cost challenges, identifying and sizing the improvement levers and initiatives necessary, and developing a roadmap in conjunction with a business plan of how to help improve operating income and TSR objectives.

Phase I: QuickStrike®

AlixPartners will perform a QuickStrike® assessment of the Company’s current business situation. We anticipate the QuickStrike® to involve assessing the Company through meetings with key employees, analyzing financials and operations, visiting stores and distribution centers, and other information with a view to identifying opportunities for improvement.

The QuickStrike® scope will include:

•	Store Selling & Cost of Sales
o	Establish “dead-net” profit view at the service level to assess opportunities for improvement
o

Identify and profile current sales basket size - product, services, and value
Assess in-store sales motion including up-selling, sales ticket size, promotion, and discounts
Propose changes in products, services, and sales actions to help change growth trajectory

 AlixPartners | 125 High Street | 18th Floor | Boston, MA 02110 | 617.742.4400 | alixpartners.com

Monro, Inc.

o	Review of store selling effectiveness to identify focus areas of improvement
o	Evaluation of current shop processes and workflow to assess critical areas to improve throughput and labor productivity
o

Assessment of local, district and regional management to identify initiatives to improve management effectiveness, along with review of field management structure to assess potential for org re-shaping

o	Analysis of cost of sales, including both labor and parts to identify levers to reduce cost
o	Review of service line offering to identify opportunities to optimize mix for increased profit
o	Review of procurement and inventory planning and allocation to establish opportunities to improve both shop labor and inventory productivity
o	Identify and profile current sales basket size - product, services, and value
o	Assess in-store sales motion including up-selling, sales ticket size, promotion, and discounts
o	Propose changes in products, services, and sales actions to help change growth trajectory

•	Underperforming Stores remediation
o	Develop understanding of 4-wall profit by location for last 12 months
o	Assess current approach to evaluating 4-wall profit and opportunities to invest, improve, re-locate or divest locations within the store fleet
o	Review priority opportunities and potential actions and outcomes from changes in store fleet to be refined and implemented in implementation phase

•	Customer Growth & Marketing
o	Identify the primary root causes for declining customer acquisition and retention activities
o	Customer segmentation to identify high-value customer segments based on customer lifetime value (CRV) and profitability
o	Review of current approach to marketing and CRM effectiveness to identify opportunities to improve media efficiency and gaps in CRM approach that impact customer traffic, conversion and retention
o	Review of current pricing and promotions effectiveness and competitiveness and identify opportunities to drive additional revenue/profit gains through change in approach
o	Assess opportunities with commercial customers, reviewing current approach and potential market size and priority customer segments to pursue

•	Overhead Costs
o	Review of back-office and support functions to identify opportunities for more efficient target operating model and improve leverage
o	Assessment of current approach and capabilities of IT function to identify critical gaps and also more efficient approaches in product, engineering, cybersecurity, and in-house/stores support

Monro, Inc.

o	Evaluation of supply chain with review of org and distribution network with focus on efficiency and ability to better serve store network needs
o	Review of current indirect/GNFR spend to identify opportunities to eliminate, reduce, re-source, or consolidate spend to drive cost efficiencies
•	Financial situation and business plan
o	Assess the Company's financial situation and business plan
o	Build a business plan that considers the Company's current forecasts and projections
o	Build a business plan that incorporates the value and timing of the initiatives and levers identified by the QuickStrike®
o	Advise the CEO, CFO, and other Executive leaders (as required) on meaning and impact of the business plan

Our process is geared toward action and implementation.    We expect the result of Phase I to be a list of potential opportunities, an estimate of the corresponding costs and benefits, and an implementation plan with a view to help achieve these benefits.

We recognize that the company likely has improvement initiatives in progress, therefore during Phase I, the Quickstrike® process will assess those initiatives and where accretive will continue those or modify them for added speed and scale. Furthermore, if there are initiatives that can be commenced even during Phase 1, those will be put forth to the Steering Committee for approval and commencement.

Future potential Phase II: Implementation (will be documented and agreed to under a separate agreement)

Following Phase I, it is the intent of the Parties to immediately begin implementation work, which will be shaped and scoped by Phase 1 QuickStrike® sizing and prioritization. While the exact scope is subject to revision, these services will likely include:

•

Identifying the resources required by the Company to execute its implementation plan and assist the Company in organizing the effort as appropriate. Expected areas  of scope will include the areas covered in the QuickStrike Phase I of:

o	Store Selling improvement & Cost of Sales efficiencies
o	Underperforming stores remediation
o	Customer increase and marketing effectiveness
o	Overhead cost reduction
•	Assisting the Company in developing a communications program, including key messages and communications vehicles targeted at employees, customers, vendors and others.
•	Providing oversight assistance, overall project management, expertise, and additional resources to deliver critical priorities during implementation.
•	Assist in measuring financial and other benefits derived from the implementation process.
•	Assist with such other matters as may be requested that fall within AlixPartners’ expertise and are mutually agreeable.

Monro, Inc.

The exact scope, AlixPartners team composition and duration, Monro team roles and corresponding AlixPartners fee estimate for Phase II implementation will be outlined at the end of the Phase I QuickStrike® and will be agreed to and documented under a separate agreement. It is the intent of both parties to engage in an implementation that is expected to last 4-6 months with meaningful AlixPartners support in terms of team members, playbooks, tools and intellectual capital. Whereas the fee estimate for Phase II will be known at the end of Phase I, both parties expect that the team sizes and fee estimate will be commensurate to the work effort and the operating income (OI) value that Phase II will target securing for Monro via actions taken during Phase II the realization of which will take place over time after the completion of Phase II. As such the AlixPartners team size and fee estimate will be sized to target an approximately five times return on fees as measured by future OI improvement.

Oversight

AlixPartners recommends a Steering Committee composed of members of the board, management, and AlixPartners leadership to oversee the work. The Steering Committee should be kept small to aid in scheduling and to drive efficient decision making.

Staffing

Arun Kumar and Gaurav Chhabra will be responsible for the engagement, supported by AlixPartners personnel necessary to complete the services provided under the Agreement. In addition, AlixPartners and its Affiliates have relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement.

We will periodically review the staffing levels to determine the proper mix for this assignment.  we will only use the necessary staff required to complete the required or planned tasks.

Timing and Fees

AlixPartners will commence this engagement on or about March 31, 2025 after receipt of a copy of the executed Agreement, as set forth in Schedule 1. The engagement has an expected duration of five weeks unless the Agreement is terminated in accordance with the General Terms and Conditions.

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1.

* * *

Monro, Inc.

By signing below, the Company acknowledges the engagement of AlixPartners subject to the terms of the Agreement.

Sincerely yours,

/s/ Arun Kumar	/s/ Gaurav Chhabra
Arun Kumar	Gaurav Chhabra
Partner & Managing Director	Partner & Managing Director

For and on behalf of AlixPartners, LLP

Agreement and acceptance confirmed

By:/s/ Robert E. Mellor
Its: Chairman of the Board
Dated: 3/28/2025
For and on behalf of Monro, Inc.

Schedule 1

Fees and Expenses

1.

Fees: Whereas AlixPartners expects to incur professional fees for the Phase 1 QuickStrike®   of $1,500,000, AlixPartners agrees to discounted professional fees of USD 800,000 as a demonstration of partnership with Monro and in anticipation of a future Phase II as described in this agreement under the section titled 'Future potential Phase II Implementation' and subject to the scope, assumptions and personnel requirements herein remaining unchanged (the “Engagement Fee”). If changes occur with respect to such scope, assumptions and/or personnel requirements, including those due to unforeseen events, the Parties will meet in good faith and agree to a revised Engagement Fee. In the unlikely event the parties do not reach agreement for Phase II work, the professional fees payable by Monro will be $1,000,000 for Phase I (versus the discounted fee of $800,000), and AlixPartners shall issue a fourth invoice to recover the undiscounted amount in accordance with paragraph 4 below. Such decision by the Parties whether to move forward with an agreement for Phase II work shall be made within thirty days (30) business days from the issuance of AlixPartners’ report to the Company. Such agreement for Phase II work shall include fees of at least $4,000,000

AlixPartners' total fees include any retainer, break fee, or success fee payable hereunder, if any (together, the “Fees”).

2.	Success Fee: AlixPartners does not seek a success fee in connection with this engagement.

3.

Expenses: In addition to the Fees, the Company will reimburse AlixPartners for all reasonable out-of-pocket expenses incurred in connection with this engagement, such as travel, lodging and meals, plus an administrative fee of 4% of the Fees to cover all other indirect administrative costs, including general administrative support, legal and IT support, as well as any technology costs associated with secure storage and handling of client data that are not otherwise specified in the Agreement.

4.	Retainer: AlixPartners does not require a Retainer for this Phase I engagement but may require a retainer for future engagements.

5.	Payment: AlixPartners will submit invoices for Fees earned and expenses incurred as set forth below. All invoices are due and payable upon receipt of relevant invoice.

Invoice date	Invoice amount
Upon commencement of the engagement (March 31, 2025)	200,000USD
3 weeks from commencement (April 21, 2025)	300,000USD
5 weeks from commencement (May 5, 2025)	300,000USD

If the Company decision is not to move forward or 30 days from the issuance of AlixPartners’ Work Product to the Company (June 4, 2025), whichever is earlier a further 200,000 USD shall be invoiced on June 4, 2025

Data Protection Schedule

Description of Transfer

AlixPartners, LLP

General Terms and Conditions